Exhibit 99.2
Corn Products International, Inc.
Westchester, IL 60154

N E W S R E L E A S E

For Release	CONTACT:
09/22/05 — 0530 EDT	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)
CORN PRODUCTS INTERNATIONAL, INC.
COMMENTS ON POSSIBLE CANADIAN DUTIES ON U.S. CORN
     WESTCHESTER, Ill., September 22, 2005 — Corn Products International, Inc. (NYSE: CPO) is disappointed in the Canadian government’s decision to initiate an anti-dumping and/or countervailing duty investigation on corn imported from the United States. Corn Products’ subsidiary, operating under the “Casco” name, is Canada’s largest industrial corn user and the sole processor of corn-refined starches, sweeteners, corn oil and animal feeds. It has operated in Canada for more than 100 years and employs more than 400 people. The Company does not believe that the potential duties are in the best interest of the various stakeholders who may be affected, including customers, vendors, employees or the Canadian agricultural industry. As a result, Corn Products International opposes this action and plans to pursue all regulatory and other measures available to it to counter the decision.
     Depending upon their amount, the Company believes that the potential duties, which it would not expect to take effect until mid-December 2005 at the earliest, could have a significant impact on its Canadian operations. However, Corn Products International is exploring actions to minimize the impact to the Company as a whole. Taking these actions into account, the Company does not believe that the potential imposition of duties would have a negative effect on the Company’s consolidated operating results on an ongoing basis, excluding the impact of any potential restructuring activities that may occur.
     The Company’s efforts to minimize the impact could include the reconfiguration of the Company’s North American business, operations, customers and market, as well as the potential closure of one or all of its existing three Canadian plants.
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Page 2 — Corn Products International
     “We are understandably concerned about the plight of Canada’s corn growers,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “However, we believe that a duty would severely reduce the market for Canadian corn farmers and have a negative impact on Canada’s agricultural industry.”
ABOUT THE COMPANY
     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 34 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this report or referred to or incorporated by reference into this report are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties, including boiler reliability; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities including acts of terrorism; stock market fluctuation and volatility; and the resolution of the uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of certain risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.
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